Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of this 10th day of June 2009, by and between RenaissanceRe Holdings Ltd. (the “Company”) and Jeffrey D. Kelly (“Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to enter into this employment agreement embodying the terms of Employee’s employment with the Company (this “Agreement”), and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 6 hereof, to the extent incurred prior to termination of employment, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein, including rights in respect of Awards granted under the Equity Plans, (iv) rights to indemnification pursuant to Section 11 below, and (v) except in the case of a termination of Employee’s employment hereunder by the Company for Cause, the right of Employee and his spouse to continue to participate in the Company’s health plans (at Employee’s, or Employee’s spouse’s, sole expense at the then-standard current rates assessed by the Company for an employee or an employee family, as applicable), as are in effect from time to time, through the earliest to occur of (w) the Employee’s sixty-fifth (65th) birthday (regardless of whether Employee has previously died), (x) the date that Employee materially breaches any provision of Section 8 below, (y) following the expiration of the Non-Competition Period, the date that Employee engages in any Competitive Activities, and (z) the date on which Employee becomes eligible to enroll in the health plans of any subsequent employer.

(b) “Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.

(c) “Agreement” shall have the meaning first set forth above.

(d) “Annual Bonus” shall have the meaning set forth in Section 4(b) below.

(e) “Awards” shall mean any stock options, restricted stock or other stock-based awards granted to Employee at any time under the Equity Plans.

(f) “Base Salary” shall mean the salary provided for in Section 4(a) or any increased salary granted to Employee pursuant to Section 4(a) below.

(g) “Board” shall mean the Board of Directors of the Company.

(h) “Cause” shall mean (i) a material act or material acts of willful misconduct by Employee in connection with Employee’s employment duties, (ii) Employee’s willful failure (except where due to physical or mental incapacity) or refusal to perform in any material respect his duties or responsibilities under this Agreement, (iii) misappropriation by Employee of the assets or business opportunities of the Company or its Affiliates, (iv) embezzlement or fraud committed by Employee, at his direction, or with his prior personal knowledge, (v) Employee’s conviction of, or plea of guilty or nolo contendere to, the commission of a criminal act that would constitute a felony in the United States of America, or (vi) Employee’s willful and material breach of any of the provisions set forth in Section 3, 8, or 10 of this Agreement.

(i) “Change in Control” shall have the meaning ascribed to such term in the Company’s 2001 Stock Incentive Plan, as amended and restated.

(j) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(k) “Commencement Date” shall mean July 6, 2009.

(l) “Compensation Committee” shall mean the Compensation and Corporate Governance Committee of the Board.

(m) “Company” except as otherwise expressly set forth herein, shall have the meaning set forth in the preamble hereto.

(n) “Competitive Activities” shall mean any business activities in which the Company or any of its Affiliates are engaged (or have committed plans to engage) during the Term of Employment, or at the time of a termination of Employee’s employment were engaged (or had committed plans to engage following such termination of employment).

(o) “Confidential Information” shall have the meaning set forth in Section 8(a) below.

(p) “Developments” shall have the meaning set forth in Section 8(e) below.

(q) “Direct Supervisor” shall mean the person to whom Employee directly reports and who supervises Employee’s work on a regular basis.

(r) “Disability” shall mean any physical or mental disability or infirmity that has prevented the performance of Employee’s duties for a period of ninety (90) consecutive calendar days or one hundred eighty (180) non-consecutive calendar days in any three hundred sixty-five (365) day period. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(s) “Employee” shall have the meaning set forth in the preamble hereto.

(t) “Equity Plans” shall mean the stock option and incentive plans adopted and maintained by the Company from time to time.

(u) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(v) “Good Reason” shall mean, without Employee’s consent, (i) an adverse change in Employee’s employment title, (ii) a material diminution in Employee’s employment duties, responsibilities or authority, or the assignment to Employee of duties that are materially inconsistent with his position, (iii) any reduction in Employee’s Base Salary, (iv) a relocation of Employee’s principal place of employment to a location more than thirty-five (35) miles farther from his current principal residence than the location at which Employee was employed immediately preceding such change, or (v) any breach by the Company of any material provision of this Agreement.

(w) “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person who is employed by, an agent of, or a service provider to, the Company or any Affiliate thereof to terminate (or, in the case of an agent or service provider, reduce) such Person’s employment, agency, or service, as the case may be, with the Company or such Affiliate, (ii) hiring any Person who was employed by, an agent of, or a service provider to, the Company or any Affiliate thereof within the six (6) month period prior to the date of such hiring, or (iii) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any customer, supplier, licensee, or other business relation of the Company or any Affiliate thereof to cease doing business with or reduce the amount of business conducted with (including by providing similar services or products to any such Person) the Company or such Affiliate, or in any way interfering with the relationship between any such customer, supplier, licensee, or business relation and the Company or such Affiliate.

(x) “Losses” shall have the meaning set forth in Section 11(a) below.

(y) “Non-Competition Consideration” shall have the meaning set forth in Section 1(z)(ii) below.

(z) “Non-Competition Period” shall mean the period commencing on the Commencement Date and:

(i) in the case of Employee’s termination of employment hereunder for any reason other than pursuant to Section 7(f) or (h) below, ending on the twelve (12) month anniversary of the date of such termination; or

(ii) in the case of Employee’s termination of employment hereunder pursuant to Section 7(f) or (h) below, ending on the date of such termination; provided, however, that the Company may elect to extend the Non-Competition Period up to an additional twelve (12) months following the date of such termination by providing Employee written notice of such election within five (5) business days following such termination specifying the applicable period of extension, in which case, Employee shall be entitled to receive an amount equal to his then-current Base Salary, prorated to the extent the Company has elected to extend the Non-Competition Period for less than twelve (12) months (such amount, so prorated, as applicable, the “Non-Competition Consideration”), payable as follows: (A) an amount equal to 75% of the Non-Competition Consideration shall be paid in substantially equal installments over the Non-Competition Period, in accordance with the Company’s then-regular payroll practices, and (B) an amount equal to 25% of the Non-Competition Consideration shall be paid in a lump sum upon the expiration of the Non-Competition Period, subject in the case of both (A) and (B) to Employee’s compliance during such period with the terms and conditions of this Agreement.

(aa) “Non-Extension Notice” shall have the meaning set forth in Section 2 below.

(bb) “Non-Interference Period” shall mean the period commencing on the Commencement Date and ending on the twelve (12) month anniversary of Employee’s termination of employment hereunder for any reason.

(cc) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(dd) “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers Employee the release contemplated in Section 7(i) below, or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(ee) “Restricted Area” means (i) Bermuda, (ii) any State of the United States of America, (iii) the Republic of Ireland, and (iv) any other jurisdiction in which the Company or its Affiliates engage (or have committed plans to engage) in business during the Term of Employment, or at the time of a termination of Employee’s employment were engaged in business (or had committed plans to engage in business following such termination of employment).

(ff) “Retirement” shall mean a termination of employment by Employee without Good Reason on or following Employee’s Retirement Eligibility Date.

(gg) “Retirement Eligibility Date” shall mean the first date on which the sum of Employee’s age and years of service (in each case measured on a daily basis) with the Company equals 65.

(hh) “Severance Term” shall mean the twelve (12) month period following the date of Employee’s termination of employment hereunder due to death or Disability, by the Company without Cause, by Employee with Good Reason, or from a Non-Extension Notice from the Company.

(ii) “Term of Employment” shall mean the period specified in Section 2 below.

Section 2. Acceptance and Term of Employment.

The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein. The Term of Employment shall commence on the Commencement Date and, unless terminated earlier pursuant to Section 7 hereof, shall continue until the first (1st ) anniversary of the Commencement Date; provided, however, that the Term of Employment shall be extended automatically, without further action by either the Company or Employee, by one (1) additional year first on such anniversary of the Commencement Date, and on each subsequent anniversary of the Commencement Date thereafter, unless, not less than thirty (30) days prior to the end of the Term of Employment (including any extension thereof), either Employee or the Company shall have notified the other in writing of his or its intention not to further extend the Term of Employment (a “Non-Extension Notice”).

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Employee shall have such duties and responsibilities as specified by the Direct Supervisor. These duties and responsibilities may be modified from time to time and as are consistent with Employee’s position.

(b) Subject to the terms and conditions set forth in this Agreement, Employee shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or its Affiliates, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Employee so as not to interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder. In the event the Company determines in good faith that circumstances arising, directly or indirectly, from Employee’s employment with any prior employer have resulted in Employee’s inability to adequately perform his duties and responsibilities for the Company hereunder, the Company may, in its sole discretion, require Employee to resign from his employment pursuant to Section 7(f), which determination and action by the Company shall constitute neither a termination by the Company without Cause nor an event of Good Reason hereunder.

(c) Employee’s principal place of employment shall be at the Company’s principal executive offices in Hamilton, Bermuda, although Employee understands and agrees that he may be required to travel from time to time for business reasons.

Section 4. Compensation. During the Term of Employment, Employee shall be entitled to the following compensation, subject to such withholding and other employee deductions as may be required by law:

(a) Base Salary. The Company shall pay Employee a Base Salary at a rate to be determined by the Board, upon recommendation of the Direct Supervisor, or if such Direct Supervisor is not an officer of the Company, an officer of the Company. Base Salary shall be payable in accordance with the normal payroll procedures of the Company.

(b) Annual Bonus. Employee shall be eligible for an annual cash incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The actual Annual Bonus payable in respect of each fiscal year shall be based upon the level of achievement of performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Employee. The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company, but in no event later than two and one half (2 1/2) months following the end of the fiscal year to which such Annual Bonus relates.

(c) Equity Plans. Employee shall be eligible to participate in the Equity Plans and may receive Awards, as determined by the Compensation Committee from time to time, and subject to the terms and conditions of the Equity Plans and any Award agreement between the Company and Employee evidencing such Awards.

(d) Special Treatment of Certain Equity Awards Upon Retirement Eligibility Date. If Employee remains employed through the Retirement Eligibility Date, then on the Retirement Eligibility Date, subject to Employee’s continued compliance with the provisions of Section 8 hereof, all Awards consisting of restricted stock granted to Employee at any time through the Retirement Eligibility Date that Employee has then held for at least one year and:

(i) that vest based solely on continued service shall immediately fully vest, and (A) Employee may satisfy any tax withholding obligations by having shares of Company common stock withheld from such Award, and further may sell vested shares in respect of such Award to the extent necessary to pay taxes in respect of such vesting (after taking into account any such tax withholding), and (B) the balance of the shares in respect of such Award (and any interest in such shares) may not be sold, pledged, hedged, or otherwise transferred until such shares would have become vested in the ordinary course without regard to this clause (i), without regard for any termination of Employee’s employment prior to the scheduled vesting date, and in determining when such shares otherwise would have vested, any withheld or sold shares shall be deemed to come from each vesting tranche on a pro rata basis; and

(ii) that vest based on both continued service and the attainment of performance goals shall no longer be subject to service-based vesting conditions, shall remain outstanding through the last day of the applicable performance periods, without regard for any termination of Employee’s employment prior to such date, and shall vest (or not) based on the level of actual attainment of performance goals at such time or times as would have been the case had the service vesting provisions continued to apply and Employee remained employed through all applicable service vesting periods.

(e) Special Treatment of Certain Equity Awards Upon a Change in Control. Upon the occurrence of a Change in Control, provided Employee remains employed by the Company through the date of such Change in Control, all Awards consisting of restricted stock that vest based on both continued service and the attainment of performance goals shall immediately fully vest based on target level attainment of the performance goals applicable to such Awards, or if greater, based on pro-forma performance over the entire performance period extrapolated from the performance run rate through the end of the fiscal year immediately preceding the year in which such Change in Control occurred.

Section 5. Employee Benefits and Perquisites.

(a) Employee Benefits. During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement, and other benefits generally provided to other senior executives of the Company from time to time, including use of the Company’s airplane in accordance with such policies as may be established by the Compensation Committee from time to time. Employee shall also be entitled to the same number of holidays, vacation days, and sick days as are generally allowed to senior executives of the Company in accordance with the Company policy in effect from time to time.

(b) Perquisites.

(i) General. During the Term of Employment, the Company shall provide Employee with customary perquisites relating to housing, automobile use, and other expenses, subject to applicable policies of the Company as approved from time to time by the Compensation Committee.

(ii) Gross-Up. Other than with respect to your personal use of the Company’s airplane, to the extent the perquisites under Section 5(b)(i) are considered income and increase Employee’s income tax liability, the Company shall pay Employee a tax reimbursement payment in an amount such that, after deduction for all income taxes payable with respect to such tax reimbursement benefit, the amount retained by Employee will be equal to the amount of such increased income tax liability. Each tax reimbursement payment to Employee pursuant to this Section 5(b)(ii) shall be made no later than the last day of the calendar year next following the calendar year in which Employee remits to the applicable taxing authority such taxes being reimbursed.

Section 6. Reimbursement of Business Expenses.

Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy as in effect from time to time.

Section 7. Termination of Employment.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Employee with or without Good Reason, and (v) upon the close of business on the last day of the Term of Employment (as provided in Section 2 above). Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Board in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships, and any other positions Employee holds with the Company or any of its Affiliates. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 7 as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(b) Death; Termination due to Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment upon the occurrence of a Disability, such termination to be effective immediately upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, such amount to be paid at the same time it would have otherwise been paid to Employee had no such termination occurred;

(iii) In the case of any termination as a result of Employee’s Disability only, an amount equal to 75% of Employee’s then-current Base Salary, such amount to be paid in substantially equal installments over the Severance Term, in accordance with the Company’s then-regular payroll practices;

(iv) In the case of any termination as a result of Employee’s Disability only, upon the expiration of the Severance Term, and subject to Employee’s compliance during such period with the terms and conditions of this Agreement, a lump sum amount equal to 25% of Employee’s then-current Base Salary;

(v) A pro rata Annual Bonus (determined using the target Annual Bonus for the fiscal year in which such termination occurs) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid within five (5) business days of such termination; and

(vi) (A) Vesting, as of the date of termination, of all Awards, other than Awards consisting of restricted stock that vest based on both continued service and the attainment of performance goals, which shall vest immediately on a pro rata basis based on the number of days elapsed from the commencement of the applicable performance period through and including the date of such termination, based on target level attainment of the performance goals applicable to such Awards, and (B) any Awards that are stock options shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the first anniversary of the date of termination.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii) through (vi) above shall immediately cease, and the Company shall have no further obligations to Employee with respect thereto, in the event Employee breaches any provision hereof.

Following termination of Employee’s employment by reason of his death or Disability, except as set forth in this Section 7(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause.

(i) A termination for Cause shall not take effect unless the provisions of this clause (i) are complied with. Employee shall be given not less than fifteen (15) days’ written notice by the Board of the intention to terminate his employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. Employee shall have fifteen (15) days after the date that such written notice has been given to Employee in which to cure such act or acts or failure or failures to act, to the extent such cure is possible. If he fails to cure such act or acts or failure or failures to act, the termination shall be effective on the date immediately following the expiration of the fifteen (15) day notice period. If cure is not possible, the termination shall be effective on the date of receipt of such notice by Employee.

(ii) In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following termination of Employee’s employment by the Company for Cause, except as set forth in this Section 7(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective immediately upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, such amount to be paid at the same time it would have otherwise been paid to Employee had no such termination occurred;

(iii) An amount equal to 75% (or if such termination occurs within one year following a Change in Control, 150%) of the sum of Employee’s then-current Base Salary and Annual Bonus (determined using the greater of (A) the target Annual Bonus for the fiscal year in which such termination occurs and (B) the actual Annual Bonus for the fiscal year in which such termination occurs), such amount to be paid in substantially equal installments over the Severance Term, in accordance with the Company’s then-regular payroll practices;

(iv) Upon the expiration of the Severance Term, and subject to Employee’s compliance during such period with the terms and conditions of this Agreement, a lump sum amount equal to 25% (or if such termination occurs within one year following a Change in Control, 50%) of the sum of Employee’s then-current Base Salary and Annual Bonus (determined using the greater of (A) the target Annual Bonus for the fiscal year in which such termination occurs and (B) the actual Annual Bonus for the fiscal year in which such termination occurs);

(v) A pro rata Annual Bonus (determined using the target Annual Bonus for the fiscal year in which such termination occurs) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid within five (5) business days of such termination;

(vi) Continuation of the health benefits provided to Employee and his covered dependants under the Company health plans as of the date of such termination at the same cost applicable to active employees until the earlier of (A) the expiration of the Severance Term and (B) the date Employee commences employment with any Person; and

(vii) (A) Vesting, as of the date of such termination, of all Awards, other than Awards consisting of restricted stock that vest based on both continued service and the attainment of performance goals, which shall no longer be subject to service-based vesting conditions, shall remain outstanding through the last day of the applicable performance periods, without regard for any termination of Employee’s employment prior to such date, and shall vest on a pro rata basis based on the number of days elapsed from the commencement of the applicable performance period through and including the date of such termination, if at all, based on the level of actual attainment of performance goals at such time or times as would have been the case had the service vesting provisions continued to apply and Employee remained employed through all applicable service vesting periods, and (B) any Awards that are stock options shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the six-month anniversary of the date of termination.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii) through (vii) above shall immediately cease, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision hereof.

Following termination of Employee’s employment by the Company without Cause, except as set forth in this Section 7(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company fifteen (15) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such fifteen (15) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the date immediately following the expiration of the fifteen (15) day notice period, and Employee shall be entitled to the same payments and benefits as provided in Section 7(d) above for a termination without Cause, it being agreed that Employee’s right to any such payments and benefits shall be subject to the same terms and conditions as described in Section 7(d) above. Following termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 7(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of termination of Employee’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice to Employee accelerate the date of termination without changing the characterization of such termination as a termination by Employee without Good Reason. Upon a termination of employment by Employee without Good Reason under this Section 7(f), Employee shall be entitled only to the Accrued Obligations and, if applicable, such additional compensation and benefits described in Section 1(z)(ii); provided, however, that if such termination is a Retirement, subject to Employee’s continued compliance with the provisions hereof, any Awards that are stock options and that have been held by Employee for at least one year at the time of Retirement (i) and that are unvested at the date of termination shall continue to vest as if Employee had remained employed through the applicable vesting period, and (ii) shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the second anniversary of the date of termination. Following termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 7(f) and, if applicable, such additional compensation and benefits described in Section 1(z)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement, and Employee shall have no further obligations to the Company, except as set forth in Section 7(j), 8, 9, 11(c), and 12 hereof.

(g) Expiration of the Term of Employment following a Non-Extension Notice by the Company. Upon the timely delivery of a Non-Extension Notice by the Company to Employee, Employee’s employment shall terminate upon the close of business of the last day of the Term of Employment. Upon such expiration of the Term of Employment, Employee shall be entitled to the same payments and benefits as provided in Section 7(d) above for a termination without Cause, it being agreed that Employee’s right to any such payments and benefits shall be subject to the same terms and conditions as described in Section 7(d) above. Following termination of Employee’s employment upon such expiration of the Term of Employment following a Non-Extension Notice by the Company, except as set forth in this Section 7(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(h) Expiration of the Term of Employment following a Non-Extension Notice by Employee. Upon the timely delivery of a Non-Extension Notice by Employee to the Company, Employee’s employment shall terminate upon the close of business of the last day of the Term of Employment. Upon such expiration of the Term of Employment, Employee shall, in addition to such additional compensation and benefits described in Section 1(z)(ii), if applicable be entitled to:

(i) The Accrued Obligations; and

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, such amount to be paid at the same time it would have otherwise been paid to Employee had no such termination occurred.

Following termination of Employee’s employment upon such expiration of the Term of Employment following a Non-Extension Notice by Employee, except as set forth in this Section 7(h) and, if applicable, such additional compensation and benefits described in Section 1(z)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(i) Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to this Section 7 (other than the Accrued Obligations), Employee and the Company shall have executed, on or prior to the Release Expiration Date, mutual general releases in the form as is reasonably agreed to by the Company and Employee, and any waiting periods contained in such release shall have expired. Such release, if required by the Company, shall be delivered to Employee within ten (10) business days following the termination of Employee’s employment hereunder, and the Company’s failure to deliver such release to Employee within such ten (10) business day period shall constitute a waiver of such requirement. Assuming a timely delivery of the release by the Company, if Employee fails to execute such release on or prior to the Release Expiration Date or timely revokes his acceptance of such release thereafter, Employee shall not be entitled to any payments or benefits pursuant to this Section 7 (other than the Accrued Obligations). Notwithstanding anything herein to the contrary, in any case where the date of termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Employee that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year.

(j) Post-Termination Cooperation. Following any termination of Employee’s employment for any reason, Employee shall reasonably cooperate with the Company to assist with existing or future investigations, proceedings, litigations, or examinations involving the Company or any Affiliates. For each day, or part thereof, that Employee provides assistance to the Company as contemplated hereunder, the Company shall pay Employee an amount equal to (x) divided by (y), where (x) equals the sum of Base Salary and target Annual Bonus as in effect on the date of Employee’s termination of employment, and (y) equals 200. In addition, upon presentment of satisfactory documentation, the Company will reimburse Employee for reasonable out-of-pocket travel, lodging, and other incidental expenses he incurs in providing such assistance. Employee shall not be required to travel to Bermuda to provide any assistance contemplated hereunder, but if requested by the Company, shall make reasonable good faith efforts to travel to such locations as the Company may reasonably request.

Section 8. Restrictive Covenants. Employee acknowledges and agrees that (a) the agreements and covenants contained in this Section 8 are (i) reasonable and valid in geographical and temporal scope and in all other respects and (ii) essential to protect the value of the Company’s business and assets, and (b) by his employment with the Company, Employee will obtain knowledge, contacts, know-how, training, and experience, and there is a substantial probability that such knowledge, know-how, contacts, training, and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. For purposes of this Section 8, references to the Company shall be deemed to include its Affiliates.

(a) Confidential Information. Except as directed or authorized by the Company, Employee agrees that he will not, at any time during or after the Term of Employment, make use of or divulge to any other Person any trade or business secret, process, method, or means, or any other confidential information concerning the business or policies of the Company that he may have learned in connection with his employment hereunder and that he knows to be confidential or proprietary (“Confidential Information”). Employee’s obligation under this Section 8(a) shall not apply to any information that (i) is known publicly without the fault of Employee, (ii) is in the public domain or hereafter enters the public domain without the fault of Employee, (iii) is known to Employee prior to his receipt of such information from the Company, as evidenced by written records of Employee, or (iv) is hereafter disclosed to Employee by a third party not under an obligation of confidence to the Company. Employee agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Board, any document or other object containing or reflecting any such Confidential Information. Employee recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. Upon termination of his employment hereunder, Employee shall forthwith deliver to the Company all such Confidential Information, including without limitation all lists of customers, correspondence, accounts, records, and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such Confidential Information shall be retained by him.

(b) Non-Competition. Employee covenants and agrees that during the Non-Competition Period, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company), that engages in any Competitive Activities within the Restricted Area. Notwithstanding anything herein to the contrary, this Section 8(b) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly held corporation or from being a passive investor in any mutual fund, hedge fund, private equity fund, or similar pooled account so long as Employee’s interest therein is less than three percent (3%) and he has no role in selecting or managing investments thereof.

(c) Non-Interference. During the Non-Interference Period, Employee shall not, directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities.

(d) Return of Documents. In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company and (ii) the documents and data of the Company of any nature and in whatever medium, and he shall not take with him any such property, documents, or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(e) Works for Hire. Employee agrees that the Company shall own all right, title, and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements, and trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company, (ii) result from or relate to any work performed for the Company, or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with Company personnel (collectively referred to as “Developments”). Employee hereby assigns to the Company all right, title, and interest in and to any and all of these Developments. Employee agrees to assist the Company, at the Company’s expense (but for no other consideration of any kind), to further evidence, record, and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Employee hereby irrevocably designates and appoints the Company and his agents as attorneys-in-fact to act for Employee and on his behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee. In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship that are made by him (solely or jointly with others) within the scope of employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101). To the extent allowed by law, this includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as or referred to as “moral rights.” To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Employee will confirm any such waivers and consents from time to time as requested by the Company.

(f) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 8 unenforceable, the other provisions of this Section 8 shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

Section 9. Breach of Restrictive Covenants.

Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 8 hereof may result in material irreparable injury to the Company or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely, and that in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 8 hereof, restraining Employee from engaging in activities prohibited by Section 8 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 8 hereof. Notwithstanding any other provision to the contrary, both the Non-Competition Period and the Non-Interference Period shall be tolled during any period of violation of any of the covenants in Section 8 (b) or (c) hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee or another Person with whom Employee is affiliated if it is ultimately determined that Employee was in breach of such covenants.

Section 10. Representations and Warranties of Employee.

Employee represents and warrants to the Company that:

(a) Employee’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b) Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c) In connection with Employee’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

Section 11. Indemnification

(a) Indemnification. The Company shall defend, hold harmless, and indemnify Employee to the fullest extent permitted by Bermuda law, as currently in effect or as it may hereafter be amended, from and against any and all damages, losses, liabilities, obligations, claims of any kind, costs, interest, or expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) that may be incurred or suffered by Employee in connection with or arising out of his service with the Company or its Affiliates (whether prior to or following the date hereof), subject only to the provisions of subsection (b) below.

(b) Exceptions to Right of Indemnification. No indemnification shall be made under this Section 11 in respect of the following:

(i) Losses relating to the disgorgement remedy contemplated by Section 16 of the Exchange Act;

(ii) Losses arising out of a knowing violation by Employee of a material provision of this Section 11 or any other agreement to which Employee is a party with the Company or its Affiliates; and

(iii) Losses arising out of a final, nonappealable conviction of Employee by a court of competent jurisdiction for a knowing violation of criminal law.

Moreover, the Company shall not effect any advances, or advance any costs, relating to any proceeding (or part thereof) initiated by Employee unless the initiation thereof was approved by the Board, or as may be approved or ordered by a competent tribunal.

(c) Prepayment of Expenses. Unless Employee otherwise elects via written notice to the Company, expenses incurred in defending any civil or criminal action, suit, or proceeding shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt by the Company of a written affirmation of Employee’s good faith belief that his conduct does not constitute the sort of behavior that would preclude his indemnification under this Section 11 and Employee furnishes the Company a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to be indemnified by the Company under this Section 11.

(d) Continuation of Indemnity. All agreements and obligations of the Company contained in this Section 11 shall continue during the period in which Employee is employed by the Company and shall continue thereafter so long as Employee shall be subject to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that Employee was employed by the Company.

(e) Indemnification Hereunder Not Exclusive. The indemnification and prepayment of expenses provided by this Section 11 are in addition to and shall not be deemed exclusive of any other right to which Employee may be entitled under the Company’s Memorandum of Association, the Company’s Bye-Laws, any agreement, any vote of shareholders or disinterested directors, Bermuda law, any other law (common or statutory), or otherwise. Nothing contained in this Section 11 shall be deemed to prohibit the Company from purchasing and maintaining insurance, at its expense, to protect itself or Employee against any expense, liability, or loss incurred by it or him, whether or not Employee would be indemnified against such expense, liability, or loss under this Section 11; provided, that the Company shall not be liable under this Section 11 to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Employee has otherwise actually received such payment under any insurance policy, contract, agreement, or otherwise. In the event the Company makes any indemnification payments to Employee, and Employee is subsequently reimbursed from the proceeds of insurance, Employee shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.

Section 12. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

Section 13. Mitigation; Set Off.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to the Company or its Affiliates. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and, except as provided in Section 7(d)(vi) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 14. Delay in Payment; Section 409A of the Code.

Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code, there shall be paid to Employee, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. This Agreement is intended to comply with Section 409A of the Code, and any ambiguous provisions hereof will be construed in a manner that is compliant with the application of Section 409A of the Code. If a provision of this Agreement would result in the imposition of any additional tax under Section 409A of the Code, the parties agree that such provision shall be reformed to the extent permissible under Section 409A of the Code to avoid imposition of the additional tax, with such reformation effected in a manner that has the most favorable tax result to Employee. For purposes of Code Section 409A, each payment or amount due under this Agreement shall be considered a separate payment, and Employee’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.

Section 15. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation, or otherwise). The Company will require in a writing delivered to Employee any such purchaser, successor, or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession, or assignment had taken place. The Company may make no other assignment of this Agreement or its obligations hereunder.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(b) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, its Affiliates, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 16. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17. Severability.

If any covenants or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF BERMUDA (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH COUNTRY.

Section 19. Notices.

(a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Any notice so addressed shall be deemed to be given either (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first (1st) business day following the date of such mailing, or (iii) if mailed by registered or certified mail, on the third (3rd) business day after the date of such mailing.

Section 20. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21. Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 22. Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 7 through Section 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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[Signatures to appear on the following page.]

EXECUTION COPY

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

RENAISSANCERE HOLDINGS LTD.

/s/ Neill A. Currie
Name:	Neill A. Currie
Title:	Chief Executive Officer

EMPLOYEE

/s/ Jeffrey D. Kelly
Jeffrey D. Kelly

[Signature Page to Kelly Employment Agreement]